UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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TYCO INTERNATIONAL LTD.
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Tyco International Ltd.

Annual General Meeting of Shareholders

March 9, 2011

Supplemental Information Regarding Proposal 8a

Advisory (Consultative) Vote on Executive Compensation

Explanatory Note

The following memorandum was prepared for use by those employees of the Registrant authorized to communicate with the media and shareholders of the Registrant pursuant to its communication policy.  The information below supplements information contained in the “Executive Compensation Report” contained in the Registrants definitive Proxy Statement for fiscal 2010.  This document may be deemed “soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities Exchange Commission.

Purpose of Shareholder Outreach

At the 2011 annual general meeting of shareholders, Tyco’s shareholders will vote for the first time on Tyco’s executive compensation programs (also known as “Say on Pay”).  Proposal 8a in the proxy materials mailed to Tyco shareholders includes the relevant information regarding this vote.  Because this is the first year that Say on Pay is being put to a shareholder vote, we are making every effort to assist our shareholders in understanding the proposal and to facilitate prompt voting.

Further, one of the larger proxy advisory firms, ISS Proxy Advisory Services, has recommended that its clients vote “against” Proposal 8a, while management, along with another large proxy advisory firm (Glass Lewis & Co.) has recommended that shareholders vote “for” this proposal.  We believe that ISS’s analysis of our executive compensation programs is flawed.  We outline below the reasons why we believe this and why we believe Tyco’s executive compensation programs pay for performance.

Structure of CEO Compensation.

ISS’s premise is that Tyco’s executive compensation program does not align the pay of its CEO with company performance.   This is clearly not the case.

First and foremost, from year to year, well over half of our CEO’s compensation is delivered in the form of performance-based long-term equity awards and annual incentive compensation.  This reflects the Compensation and Human Resource Committee’s philosophy of placing the largest component of executive officer compensation in alignment with shareholder returns.

For our CEO, approximately 70% of targeted direct pay (salary, bonus opportunity and equity awards) in 2010 consisted of performance share units and stock options (split 50 / 50).  Including “all other compensation” (perquisites and changes in pension value), these equity awards comprised over 50% of compensation.  Another 17% of targeted direct pay was in the form of a performance-based bonus opportunity.  Note that the ISS report states that for 2009 and 2010, 87% and 85%, respectively, of our CEO’s compensation was “at risk.”

Of the long-term equity component, which again constitutes at least 50% of compensation, half is in the form of stock options and half is in the form of performance shares.

ISS takes the position that stock options are not performance-based.  We disagree with this assessment because stock options, by their nature, will not provide any return to an executive unless there is appreciation in stock price.  We also believe that ISS often places an inflated value on stock options, so that many companies that use stock options (as opposed to full value awards like restricted units) are penalized for doing so.(1)  The table below shows the mix of performance shares, stock options and restricted units that are used by Tyco as compared to the average for the peer group that ISS considered in its analysis (based on values reported in proxy statements).

	Tyco	ISS Peer Group
Stock Options	50%	29%
Performance Shares	50%	44%
Restricted Units	—	27%

As is evident from the table above, as compared to peers, Tyco has been aggressive in shifting the focus of its CEO long-term equity incentives (the largest portion of compensation) from a plan that “guarantees” at least some return to the CEO in the form of restricted units to a fully performance-based plan that benefits the CEO only if shareholders also benefit.  The ISS analysis, however, penalizes Tyco for taking this initiative.

With regard to Tyco’s performance-share plan, it operates by measuring Tyco’s relative total shareholder return (TSR) over a three year period in relation to the S&P 500 Industrials Index.  The target number of shares that are deliverable at the end of the period is established at the beginning of the period and is based on a target value established by the Compensation Committee.  In order to receive any payout, Tyco’s TSR over the period must be better than the TSR of the company that falls at the 35th percentile.  Target payout is only achieved if Tyco’s TSR is equal to or better than the 50thpercentile.  The maximum award (two times target) is delivered if Tyco’s TSR is better than the 75th percentile.  Clearly, this is a program that incentivizes performance.

Correlation of CEO Compensation to Performance.

The ISS report states that our CEO’s pay has remained relatively high in the past several years despite the Board of Director’s stated intention to adjust it to reflect Tyco’s 2007 spin-offs of Covidien and Tyco Electronics. This is not the case, as the amounts below clearly demonstrate a 14% decrease in compensation for Tyco’s CEO from the time of the spin-offs to fiscal 2010, and an over 30% decrease in targeted direct compensation:

	2008(*)	2010	Percentage Change
Targeted Direct
Salary	$1,625,000	$1,625,000	—%
Stock Options	$4,757,468	$4,515,724	(5.1)%
Performance Shares	$4,999,832	$4,419,090	(11.6)%
Restricted Units	$4,999,832	$—	(100)%
Bonus	$1,625,000	$2,031,250	25%
Subtotal:	$18,007,132	$12,591,064	(30.1)%
Other
Change in Pension Value	$1,542,000	$3,842,000	149.2%
All Other	$1,293,683	$1,399,351	8.2%

Total:	$20,842,815	$17,832,415	(14.4)%

(*)         Data from Tyco’s proxy statements.  Amounts reported for stock options, performance shares and restricted units for fiscal 2008 were actually awarded in fiscal 2007 immediately following the spin-offs.  Additional grants were not made in fiscal .2008

(1)

If Tyco had issued restricted units instead of stock options in 2010, the CEO’s compensation would have been lower by approximately $4.8 million under the ISS model (but would have remained the same in the Summary Compensation Table reported in the proxy). This is because the ISS model assigns a “fair value” to options granted in October 2009 (with a strike price based on the closing NYSE market price of $33.75) of $20.70 per option (compared to $10.04 reported in the proxy). This penalizes Tyco by inflating the value of its CEO’s compensation in relation to peers that utilize restricted units rather than stock options.

Tyco’s CD&A for fiscal 2010 details how payment under the CEO’s equity compensation structure has actually correlated with performance.  Fiscal 2010 marked the completion of the first 3-year performance cycle since the spin-offs of Covidien and Tyco Electronics.  The performance cycle began immediately following the spin-offs, at which time the CEO was granted equity awards that consisted of performance shares ($5 million), stock options ($5 million) and restricted units ($5 million).  The results as of February 15, 2011 are:

1)              The performance share plan did not reach threshold performance and therefore the award expired with no value.   Thus, $5 million of targeted value was permanently lost to the CEO.

2)              The stock options are underwater.  The stock price needs to appreciate close to 20% before they are in the money.

3)              The restricted units are worth approximately $4 million.  Since 2008, Tyco has not granted any restricted units to its CEO.

The annual incentive program is the next largest component of CEO pay — approximately 17% of targeted direct pay.   The annual incentive rewards the achievement of objective targets set at the beginning of the year.  Since the spin-offs, the primary metrics applicable to the CEO have been EPS growth and free cash flow (90% weighting for fiscal 2010).

Despite weak economic conditions that persisted globally throughout fiscal 2010, Tyco delivered solid operating results.  In fiscal 2010, Tyco reported net income from continuing operations of $1.1 billion, or $2.31 per diluted share, versus a net loss from continuing operations of $3.90 per share for the prior year.  Excluding special items, income from continuing operations totaled $2.68 per diluted share versus $2.33 for 2009.  Additionally, Tyco continued to generate strong cash flow, finishing the year with $1.8 billion of cash.  This enabled Tyco to invest in its businesses, make selective acquisitions (such as the acquisition of Broadview Security) and return capital to shareholders through a $1 billion share repurchase program and approximately $400 million of dividends.  Due to the better than expected results and the achievement of above-target goals, our CEO received a payout of 200% under the annual incentive program.  We believe this result is warranted in light of the financial performance of Tyco in fiscal 2010.

In sum, we believe our compensation programs reward our executives for achieving results that lead to sustained increases in shareholder returns.  We place the greatest weighting on long-term compensation; our long-term compensation is 100% performance-based; and results on the plans reflect the alignment with shareholder value

Executive Compensation Governance.

While the structure of Tyco’s executive compensation program places a heavy weighting on performance-based compensation, Tyco also has a strong governance framework to ensure that executive compensation programs and decisions are transparent, based on knowledgeable and fair advice and information, and are market based.  As set forth in the Proxy Statements, these features include:

•                  Incentive awards are contingent on achieving targets that are established and approved by the Compensation Committee at the beginning of the applicable performance period. All awards are assigned thresholds that define a minimum level of achievement before they pay out, and all award payments are capped at 200% of target.

•                  The Compensation Committee is comprised solely of independent directors. The Committee’s independent consultant, Exequity, provides no other services to Tyco and has no prior relationship with any of the named executive officers.

•                  The peer group of companies used to benchmark executive compensation levels is carefully reviewed at least annually by the Compensation Committee with input from its independent consultant. Changes to the peer group require Compensation Committee approval.

•                  The Compensation Committee annually completes a risk assessment of Tyco’s executive and broad-based compensation programs to evaluate whether they drive behaviors that are demonstrably within the risk management parameters it deems prudent.

•                  A “double-trigger” is required before severance benefits are paid or equity acceleration occurs in connection with a change in control event (other than for the Chief Executive Officer). Named executive officers are not entitled to excise tax gross-ups (other than the Chief Executive Officer). For our Chief Executive Officer, the terms of the employment agreement that he entered in 2002 govern in these scenarios.

•                  Tyco eliminated tax gross-ups on supplemental benefits for all named executive officers effective January 1, 2010. Effective December 2010, supplemental life, disability and long-term care benefits have been discontinued for new executives.

•                  Other than the Chief Executive Officer, Tyco does not provide any pension plans for its named executive officers.

•                  Tyco maintains a robust share ownership and retention policy. Named executive officers are required to achieve minimum stock ownership levels (two to ten times base salary) and comply with share retention guidelines (25%-75% upon exercise or vesting of awards).

•                  Tyco maintains an expansive pay recoupment policy to claw back compensation earned as a result of fraudulent or illegal conduct. We expect to modify the policy upon implementation of the Dodd-Frank Act to comply with applicable regulations.

•                  Under Tyco’s insider trading policy, employees, including named executive officers, are prohibited from speculating in Tyco securities or engaging in transactions designed to hedge their ownership interests.